SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

               Pursuant to Section 13 or 15 (d) of
               the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):
                        December 18, 1998



                          HADRON, INC.
    (Exact name of the registrant as specified in its charter)



       New York              0-5404              11-2120726
(state of incorporation)    (Commission         (I.R.S. Employer
                             File Number)        Identification No.)



4900 Seminary Road, Suite 800  Alexandria, Virginia     22311
(Address of principal executive offices)              (Zip Code)



                         (703) 824-0400
       Registrant's telephone number, including area code









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Item 2.  Acquisition or Disposition of Assets

     On December 18, 1998, Hadron, Inc. (the "Company") acquired from Jeannine Mantz all of the outstanding capital stock of the Vail Research and Technology Corporation ("Vail Research"), a privately held information technology firm based in Northern Virginia, for approximately $1.6 million, consisting of $1.2 million in cash and two non-interest bearing promissory notes totaling $400,000, payments which are subject to the satisfaction of certain future conditions relating to the accounts receivable and liabilities of Vail Research. The acquisition was effected pursuant to the terms of a Stock Purchase Agreement dated December 18, 1998 between the Company, Vail Research and Ms. Mantz, a copy of which is filed as Exhibit
2.2 hereto and incorporated herein by reference. The Company intends to conduct the operations of Vail Research as a wholly-owned subsidiary of the Company.

     In conjunction with the acquisition, the Company employed Ms. Mantz as President of Vail Research and as Vice President of the Company pursuant to the terms of an Employment Agreement dated as of December 18, 1998, a copy of which is filed as
Exhibit 10.1 hereto and incorporated herein by reference. Financing for the acquisition was provided from internal funds and through the Company's line of credit facility with Century National Bank, the balance of which was increased to $1.05 million as of December 17, 1998 (the "Line of Credit"). Funds provided through the Line of Credit for the acquisition have been repaid as of the date hereof through internally generated funds and with cash on hand at Vail Research.


Item 7. Financial Statements and Exhibits

     (a)  Financial statements of businesses acquired:

          The Company has determined that it is impracticable to file the required financial statements in this Form 8-K filing. The omitted financial statements will be filed as an amendment to this Form 8-K filing on or before March 3, 1998.

     (b)  Pro Forma financial information:

          The Company has determined that it is impracticable to file the required pro forma financial statements in this Form 8-K filing. The omitted pro forma financial statements will be filed as an amendment to this Form 8-K filing on or before March 3, 1998.

     (c)  Exhibits:

     2.2  Stock Purchase Agreement dated as of December 18,
          1998 among Jeannine Mantz, Hadron, Inc., and Vail
          Research And Technology Corporation

     10.1 Employment Agreement entered into the 18th day of December, 1998, by and between Hadron, Inc. and Jeannine Mantz.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   Hadron, Inc.




Date:  January 4, 1998             By:  /S/ C.W. GILLULY
                                   C.W. Gilluly
                                   Chairman and Chief Executive
                                   Officer

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